JKHY First Quarter Fiscal 2016 Net Income Increases 11%
November 4, 2015

Jack Henry & Associates, Inc.	Analyst & IR Contact:	Kevin D. Williams
663 Highway 60, P.O. Box 807		Chief Financial Officer
Monett, MO 65708		(417) 235-6652

FOR IMMEDIATE RELEASE

JACK HENRY & ASSOCIATES FIRST QUARTER FISCAL 2016 ENDS WITH
11% INCREASE IN NET INCOME

Monett, MO, November 4, 2015 - Jack Henry & Associates, Inc. (NASDAQ: JKHY), a leading provider of technology solutions and payment processing services primarily for the financial services industry, today announced first quarter fiscal 2016 results. Total revenue increased 7% compared to the prior fiscal year to $321.6 million and gross profit increased 9% to $138.0 million. Net income rose 11% compared to the prior fiscal year to $51.4 million.
For the quarter ended September 30, 2015, the company generated total revenue of $321.6 million compared to $301.5 million in the same quarter a year ago. Gross profit increased to $138.0 million from $126.6 million in the first quarter of last fiscal year. Net income in the current quarter was $51.4 million, or $0.64 per diluted share, compared to $46.1 million, or $0.56 per diluted share in the same quarter a year ago.
According to Jack Prim, CEO, “We are pleased to announce another quarter of record revenue and earnings and strong organic revenue growth. On the heels of two successful fall user conferences for JHA Banking and Symitar, we are encouraged about the rest of the year."
Operating Results
License revenue for the first quarter increased to $1.6 million from $0.5 million in the first quarter a year ago and was less than 1% of revenue in both periods. Support and service revenue grew in the quarter compared to the prior year, increasing 7% to $307.7 million, or 96% of total revenue in the first quarter of fiscal 2016 from $288.2 million, or 96% of total revenue for the same period a year ago. Hardware sales in the first quarter of fiscal 2016 decreased 4% to $12.3 million, or 4% of total revenue, from $12.8 million, or 4% of total revenue, in the first quarter of last fiscal year.
Cost of sales for the first quarter increased 5% to $183.7 million from $174.9 million in the first quarter of fiscal 2015. Gross profit increased 9% to $138.0 million for the first quarter this fiscal year from $126.6 million last year. Gross margin was 43% in the first quarter compared to 42% in the same quarter last year.
Gross margin on license revenue for the first quarter of fiscal 2016 was 89% compared to 19% for the same quarter of fiscal 2015. Support and service gross margin was 43% in the first quarter of fiscal 2016, matching the 43% in the first quarter of fiscal 2015. Hardware gross margins increased for the first quarter to 29% from 26% for the same quarter last year.
Operating expenses increased 4% in the first quarter of fiscal 2016 compared to the same quarter a year ago primarily due to increased headcount and related salaries. Selling and marketing expenses stayed at 7% of total revenue in the current year first quarter, totaling $21.8 million, compared to $21.7 million in the prior year first quarter. Research and development expenses increased 10% to $18.6 million, or 6% of total revenue, from $16.8 million, or 6% of total revenue, for the first quarter in fiscal 2015. General and administrative costs increased 4% in the current year first quarter to $17.1 million, or 5% of total revenue, from $16.5 million, or 5% of total revenue, in the first quarter of fiscal 2015.
Operating income increased 12% to $80.5 million, or 25% of first quarter revenue, compared to $71.6 million, or 24% of revenue in the first quarter of fiscal 2015. Provision for income taxes increased 15% in the current first quarter compared to the same quarter in fiscal 2015 and is 36.1% of income before income taxes this quarter compared to 35.5% of income before income taxes for the same period in fiscal 2015. First quarter net income totaled $51.4 million, or $0.64 per diluted share, compared to $46.1 million, or $0.56 per diluted share in the first quarter of fiscal 2015, for an increase of 11%.
For the first quarter of fiscal 2016, the bank systems and services segment revenue increased 2% to $236.7 million with a gross margin of 40% from $231.4 million with a gross margin of 41% in the same quarter last year.  The credit union systems and services segment revenue increased 21% to $84.9 million with a gross margin of 50% for the first quarter of 2015 from $70.1 million and a gross margin of 45% in the same period a year ago.
Balance Sheet and Cash Flow Review
At September 30, 2015, cash and cash equivalents increased to $84.5 million from $39.4 million at September 30, 2014. Trade receivables decreased to $147.7 million from $159.1 million a year ago. Current and long term debt decreased from $11.0 million a year ago to $1.1 million at September 30, 2015. Deferred revenue increased to $493.4 million at September 30, 2015, compared to $458.8 million a year ago. Stockholders' equity increased 2% to $954.3 million at September 30, 2015, compared to $934.5 million a year ago.
Cash provided by operations totaled $126.7 million in the current fiscal year compared to $93.1 million for the same period last year. The following table summarizes net cash (in thousands) from operating activities:

JKHY First Quarter Fiscal 2016 Net Income Increases 11%
November 4, 2015

	Three Months Ended September 30,
	2015	2014
Net income	$51,366	$46,088
Non-cash expenses	34,874	24,977
Change in receivables	97,926	64,931
Change in deferred revenue	(39,702)	(34,072)
Change in other assets and liabilities	(17,768)	(8,776)
Net cash provided by operating activities	$126,696	$93,148

Cash used in investing activities for the first three months of fiscal 2016 totaled $48.6 million and included capital expenditures on facilities and equipment of $12.9 million, which was mainly for the purchase of computer equipment, $23.0 million for the development of software, $8.3 million for the acquisition of Bayside Business Solutions, and $4.4 million for the purchase and development of internal use software. Cash used in investing activities for the first three months of fiscal 2015 totaled $42.9 million and included capital expenditures on facilities and equipment of $21.5 million, which mainly included the purchase of aircraft and computer equipment. Other uses of cash included $18.0 million for the development of software and $3.5 million for the purchase and development of internal use software.

Financing activities used cash of $142.0 million for the first three months of fiscal 2016. Cash used was mainly $69.2 million for the purchase of treasury shares, repayment of the revolving credit facility and capital leases of $51.6 million, dividends paid to stockholders of $20.2 million, and $0.9 million net cash outflow from the issuance of stock and tax related to stock-based compensation. Financing activities used cash in the first three months of fiscal 2015 of $81.2 million. Cash used was mainly $60.5 million for the purchase of treasury shares and dividends paid to stockholders of $18.0 million, and $2.5 million net cash outflow from the issuance of stock and tax related to stock-based compensation.

According to Kevin Williams, CFO, “As we have discussed in the past, we continue to invest in both existing and new products. The vast majority of our capitalized software is in the areas of electronic payments, mobile offerings and other new products and offerings that will drive additional future revenue; with the minority being spent on our existing core offerings. We continue to have a strong cash balance along with our entire revolver facility available for potential acquisitions, stock buy-backs, dividends, and general investment in the company.”

About Jack Henry & Associates
Jack Henry & Associates, Inc. (NASDAQ: JKHY) is a leading provider of computer systems and electronic payment solutions primarily for financial services organizations. Its technology solutions serve almost 10,900 customers nationwide, and are marketed and supported through three primary brands. Jack Henry Banking™ supports banks ranging from community to mid-tier institutions with information processing solutions. Symitar™ is the leading provider of information processing solutions for credit unions of all sizes. ProfitStars provides highly specialized products and services that enable financial institutions of every asset size and charter, and diverse corporate entities to mitigate and control risks, optimize revenue and growth opportunities, and contain costs.  Additional information is available at www.jackhenry.com. The company will hold a conference call on November 5, 2015; at 7:45 a.m. Central Time and investors are invited to listen at www.jackhenry.com.
Statements made in this news release that are not historical facts are forward-looking information. Actual results may differ materially from those projected in any forward-looking information. Specifically, there are a number of important factors that could cause actual results to differ materially from those anticipated by any forward-looking information. Additional information on these and other factors, which could affect the Company's financial results, are included in its Securities and Exchange Commission (SEC) filings on Form 10-K, and potential investors should review these statements. Finally, there may be other factors not mentioned above or included in the Company's SEC filings that may cause actual results to differ materially from any forward-looking information.

JKHY First Quarter Fiscal 2016 Net Income Increases 11%
November 4, 2015

Condensed Consolidated Statements of Income (Unaudited)
(In Thousands, Except Per Share Data)	Three Months Ended September 30,		% Change
	2015	2014
REVENUE
License	$1,604	$503	219%
Support and service	307,746	288,216	7%
Hardware	12,268	12,755	(4)%
Total	321,618	301,474	7%
COST OF SALES
Cost of license	181	409	(56)%
Cost of support and service	174,714	165,090	6%
Cost of hardware	8,768	9,385	(7)%
Total	183,663	174,884	5%
GROSS PROFIT	137,955	126,590	9%
Gross Profit Margin	43%	42%
OPERATING EXPENSES
Selling and marketing	21,751	21,663	—%
Research and development	18,554	16,791	10%
General and administrative	17,113	16,510	4%
Total	57,418	54,964	4%
OPERATING INCOME	80,537	71,626	12%
INTEREST INCOME (EXPENSE)
Interest income	113	57	98%
Interest expense	(220)	(266)	(17)%
Total	(107)	(209)	(49)%
INCOME BEFORE INCOME TAXES	80,430	71,417	13%
PROVISION FOR INCOME TAXES	29,064	25,329	15%
NET INCOME	$51,366	$46,088	11%
Diluted net income per share	$0.64	$0.56
Diluted weighted average shares outstanding	80,735	82,589

Consolidated Balance Sheet Highlights (Unaudited)
(In Thousands)	September 30,		% Change
	2015	2014
Cash and cash equivalents	$84,485	$39,403	114%
Receivables	147,652	159,110	(7)%
Total assets	1,714,197	1,620,796	6%

Accounts payable and accrued expenses	$75,274	$66,354	13%
Current and long term debt	1,107	11,005	(90)%
Deferred revenue	493,354	458,795	8%
Stockholders' Equity	954,284	934,471	2%